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                                                                    EXHIBIT 11.3



                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 1999
                (Dollars in thousands, except per share amounts)


                                                                    Number of Shares   Percent Outstanding      Equivalent Shares
                                                                    ----------------   --------------------     -----------------
Prior to Initial Public Offering
     1997 Common Stock Offering                                                  639                100.00%                   639

After Initial Public Offering
     1998 Common Stock Offering                                           15,000,000                100.00%            15,000,000
     Preferred Stock Converted to Common Stock                            60,511,692                100.00%            60,511,692
     1999 Common Stock Offering                                           21,041,100                 78.61%            16,539,360
     Treasury Shares                                                         (37,968)               100.00%               (37,968)
     Warrants Exercised                                                      383,240                 68.43%               262,254
     Stock Options Exercised                                                  44,030                 50.92%                22,418
     Employee Stock Discount Purchase Plan Shares Issued                     100,844                 98.51%                99,336
                                                                                                                   --------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                                    92,397,731

NET LOSS APPLICABLE TO COMMON STOCK                                                                                $  (49,256,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                              $        (0.53)
                                                                                                                   ==============
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